Exhibit 99.1

Limited Brands, Inc. Bath & Body Works Installs
Energy Focus, Inc. Lighting Systems
And Energy Focus, Inc. Announces $10 Million
Investment Commitment

Solon, Ohio—March 14, 2008—Energy Focus, Inc. (NASDAQ: EFOI), the global leader in energy-efficient lighting technologies, announced today that Bath & Body Works, a subsidiary of Limited Brands, Inc., has installed Energy Focus, Inc.’s EFO®-LED Light Bar systems in a number of locations. The system has been approved for retrofits for stores using fluorescent shelf-lighting. With more than 1,600 stores nationwide, Bath & Body Works describes itself as a “21st-century apothecary” and is one of the nation’s leading bath product chains.

“The EFO-LED Light Bar system offers bright light while emitting no heat or UV, making it the perfect solution for highlighting Bath & Body Work’s soaps, crèmes, and other personal care products,” said John Davenport, president and CEO of Energy Focus, Inc. “With our EFO-LED Light Bars, Bath & Body Works can attractively display their products while saving energy over conventional fluorescent systems.”

The Energy Focus EFO®-LED Light Bar system is designed specifically for the needs of retail display cases. The system offers customers bright, pure light without concern for heat, UV fading, or electrical hazard while saving energy over traditional lighting systems. EFO® systems are currently used by jewelry stores, department stores, and other retailers.

Energy Focus, Inc. today also announced that it has received a commitment for $10 million of new investment in the Company. The capital will be used to fund ongoing operations, including working capital for its EFO systems and future R&D. The transaction is expected to close on March 14, 2008.

The investment was made by several current Energy Focus investors, with the largest share being made by The Quercus Trust, Costa Mesa, California. The investors agreed to an at-market purchase of approximately [3.1] million units for $[3.205] per unit, based on the closing bid price of Energy Focus common shares on March 13, 2008 of $[3.08]. Each unit consists of one share of the Company’s common stock, par value $0.0001 per share, and one warrant to purchase one share of the Company’s common stock at an exercise price of $[3.08] per share. The warrants are immediately separable from the units and immediately exercisable, and will expire five years after the date of their issuance.

Merriman Curhan Ford & Co. (NASDAQ: MERR) acted as sole placement agent in this transaction.

About Energy Focus

Energy Focus designs, develops, manufactures and markets fiber optic lighting systems for wide-ranging uses in both the general commercial and the pool and spa lighting markets. Energy Focus' EFO system, introduced in 2004, offers energy savings, heat dissipation and maintenance cost benefits over conventional lighting for multiple applications. The Company's headquarters are located at 32000 Aurora Road., Solon, Ohio. The Company has additional offices in California, England and Germany. Telephone: 440-715-1300. Web site: http://www.energyfocusinc.com.

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995: Material contained in this press release may include statements that are not historical facts and are considered “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Energy Focus’s current views about future events and financial performances. These forward-looking statements are identified by the use of terms and phrases such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from the Company’s expectation. These factors include: a history of losses and anticipated continued losses from operations; a possible need to raise additional capital or other financing; any weakness in general economic conditions or conditions in target markets; intense competition from companies with greater financial resources; reliance on a small number of third-party suppliers; reliance on limited production facilities; reliance on a small number of third-party operators; creditworthiness of customers; possible loss of government funding for research; reliance on overseas manufacturers and assemblers, subject to various political and social conditions, and the financial strength of the companies where the Company does business overseas; any failure to protect intellectual property; retaining key executives and employees and the possible need in the future to hire and retain key executives and employees; and the historical volatility of the Company’s stock price. These factors are elaborated upon and other factors may be disclosed from time to time in Energy Focus’s filings with the Securities and Exchange Commission. Energy Focus, Inc. expressly does not undertake any duty to update forward-looking statements.

Additional Note

This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities.